Exhibit 99.1

Contacts
Media	Investors
Ana Kapor	Peter Fromen
650.638.6227	650.638.5828
kapora1@appliedbiosystems.com	fromenpj@appliedbiosystems.com

FOR IMMEDIATE RELEASE

APPLIED BIOSYSTEMS REPORTS FISCAL 2006
SECOND QUARTER RESULTS

•	Net Revenues increased 4% to $482 million; 6% excluding the impact of currency

•	Q2 Fully diluted EPS of $0.17, including a tax charge of $28 million related to the repatriation of cash

•	Q2 non-GAAP EPS was $0.32 excluding specified items

FOSTER CITY, CA, January 25, 2006– Applied Biosystems Group (NYSE: ABI), an Applera Corporation business, today reported net revenues of $482 million for the second quarter of fiscal 2006, a 4% increase over the prior year quarter and 6% excluding the unfavorable impact from foreign currency. Net income was $31 million compared to $73 million for the prior year quarter and was affected by specified items in both periods. Earnings per share (EPS) for the quarter was $0.17, compared to $0.37 for the prior year quarter. EPS for the quarter on a non-GAAP basis, excluding the specified items described in the following reconciliation schedule, was $0.32, a 14% increase compared to $0.28 for the prior year quarter. The net effect of foreign currency on EPS was an unfavorable impact of approximately $0.02 compared to the prior year quarter. All per share amounts refer to Applera Corporation-Applied Biosystems Group Common Stock.

“Applied Biosystems is executing on the initiatives that we have talked about over the past several quarters and is tracking well towards our long term expectations. Excluding specified items, Applied Biosystems generated double digit earnings growth for the eighth consecutive quarter compared to prior year periods,” said Tony L. White, Chief Executive Officer, Applera Corporation.

“I am encouraged by our second consecutive quarter of 6% operational revenue growth. We continue to see strong customer acceptance of our new instruments and consumables platforms across all of our markets,” said Catherine M. Burzik, President, Applied Biosystems. “Our top priorities continue to be revenue growth in our core markets and extending the scope of Applied Biosystems’ technology into new opportunities.”

During the second quarters of both fiscal 2006 and 2005, the Group recorded items that affected the comparability of results. For the second quarter of fiscal 2006, these items decreased income before taxes by $3.4 million. These items included pre-tax charges of $3.1 million for an arbitration settlement and $0.3 million for severance. Also included in the second quarter of fiscal 2006 was a tax charge of $28 million related to the repatriation of cash balances held outside the U. S. and anticipated taxes on additional overseas dividends. During the second quarter of fiscal 2005, the Group recorded pre-tax items that increased income before taxes by $24.5 million. This amount included a pre-tax gain of $29.7 million from the sale of certain MALDI Time-of-Flight assets to MDS Inc. and pre-tax charges of $2.9 million for severance and benefit costs and $2.3 million for charges related to a facility lease agreement. The following table summarizes the impact of these items on EPS calculations:

Reconciliation of GAAP amounts to Adjusted amounts

(Dollar amounts in millions)

	Three months ended December 31, 2005			Three months ended December 31, 2004
	GAAP amounts	Adj.	Adjusted amounts	GAAP amounts	Adj.	Adjusted amounts

Operating income	$77.8	$(3.4)	$81.2	$97.3	$24.5	$72.8
Income before income taxes	82.3	(3.4)	85.7	102.3	24.5	77.8
Provision for income taxes	51.4	26.5	24.9	29.6	7.8	21.8
Net income	30.9	(29.9)	60.8	72.7	16.7	56.0

Earnings per share allocations(1)	0.5	0.5		1.6	1.6
Adjusted net income for
earnings per share	$31.4	$(29.4)	$60.8	$74.3	$18.3	$56.0

Total diluted earnings per share	$0.17	$(0.15)	$0.32	$0.37	$0.09	$0.28

(1)	Represents allocation of interperiod taxes to adjust net income for purposes of calculating earnings per share.

Quarterly Financial Highlights

•	Revenues by source and the change relative to the prior year quarter were: $223 million for Instruments, a 3% increase; $178 million for Consumables, a 5% increase; and $81 million for Other Sources, including service and support, royalties, licenses, and consulting, a 7% increase.

•	Revenues for major geographic regions and their change relative to the prior year quarter were: $207 million in the United States, a 9% increase; $173 million in Europe, a 1% increase including unfavorable foreign currency effects of approximately 4%; $50 million in Japan, a 12% decline including unfavorable currency effects of approximately 9%; and $33 million in Other Asia Pacific countries, a 16% increase including unfavorable foreign currency effects of approximately 1%.

•	Gross margin in the second quarter of fiscal 2006 was 54.4% versus 52.5% in the prior year quarter. The increase in gross margin was primarily attributable to higher service and royalty revenues in addition to sales of certain higher margin products within the Real-Time PCR and Applied Genomics product category.

•	Selling, general, and administrative (SG&A) expenditures in the second quarter of fiscal 2006 were $136 million, or 28.2% of revenues, compared to $123 million, representing 26.6% of revenues, in the prior year quarter. The change in SG&A was driven by sales force investments, web portal development and strategic initiatives.

•	Research, development, and engineering (R&D) expenditures in the second quarter of fiscal 2006 were $45 million, representing 9.3% of revenues, compared to $47 million, representing 10.2% of revenues, in the prior year quarter. The decrease in R&D expenditures was due primarily to cost savings realized from the integration in fiscal 2005 of the MALDI TOF product line into the Applied Biosystems/MDS Sciex Instruments joint venture with MDS Inc.

•	The Group repurchased approximately 10.1 million shares of Applera Corporation-Applied Biosystems group common stock during the quarter at a cost of approximately $256 million. This represents the completion of the authorization granted by the Board of Directors and announced in July 2005 for the repurchase of up to 10% of Applera Corporation-Applied Biosystems group outstanding shares.

•	Cash flow from operations was $135 million and capital expenditures were $11 million for the quarter. Depreciation and amortization was $21 million. As of the end of the quarter, cash and short term investments were $503 million, down from $618 million as of September 30, 2005, largely as a result of our share repurchase program. Accounts receivable were $339 million, representing 53 days sales outstanding, and inventory was $126 million, representing 2.6 months of inventory on hand.

Recent Business Highlights

•	In November, the Group, together with its joint venture partner MDS Sciex, announced the launch of the TempoTM high performance, nano-flow liquid chromatography systems, providing integrated front end solutions for researchers performing LC/MS and LC-MALDI based experiments.

•	In December, the Group announced that it had entered into an agreement to acquire the Research Products Division of Ambion, Inc., a premium provider of RNA based consumables, for approximately $273 million in cash.

•	In January, following the close of the Group’s second quarter of fiscal 2006, Applera announced a restructuring of the Celera Diagnostics joint venture, effective January 1, 2006, whereby Applied Biosystems has transferred its 50% interest in the joint venture to Celera Genomics for various considerations. Since its formation in 2001, Celera Diagnostics was owned jointly by Applied Biosystems and Celera Genomics. One of the considerations gives Applied Biosystems the freedom to develop and sell instruments to the end-user clinical diagnostic instrumentation market.

Applied Biosystems Outlook

The Group believes that its fiscal year 2006 outlook and financial performance will be affected by, among other things: the introduction and adoption of new products; the level of commercial investments in life science R&D; the level of government funding for life science research; the outcome of pending litigation matters; competitive product introductions and pricing; purchasing patterns from large genome centers for DNA sequencing instruments and consumables; and the success of the Group’s expanded licensing program for real-time PCR technology.

Subject to the inherent uncertainty associated with these factors, Applied Biosystems has the following expectations for fiscal 2006. This Outlook excludes the impact from the pending acquisition of the Research Products Division of Ambion, Inc.

•	At current exchange rates, the Group expects low to mid single digit revenue growth for fiscal 2006.

•	The Group anticipates revenue growth in the Real-Time PCR/Applied Genomics and Mass Spectrometry product categories and revenue declines in the remaining categories: Core PCR and DNA Synthesis, DNA Sequencing, and Other Product Lines.

•	Excluding specified items that affect the comparability of both fiscal periods, the Group expects EPS growth to increase at a rate above the fiscal 2006 revenue growth rate.

•	The Group continues to expect the effective tax rate to be approximately 29%. We continue to analyze certain tax strategies that could positively impact the rate. In addition, we anticipate that several outstanding tax matters may be resolved in our favor during fiscal 2006.

•	The Group expects capital spending for fiscal 2006 to be in the range of $65-70 million.

•	The Group expects the pre-tax impact of adopting FAS 123R (accounting for stock based compensation) to be approximately $8 million, with an EPS impact of approximately $0.03.

In addition, the Board of Directors has authorized the repurchase of up to 5 million additional shares of Applera Corporation-Applied Biosystems group common stock. This authorization supplements the Group’s existing authority to replenish shares issued under its employee stock benefit plans. This new authorization has no time restrictions and delegates to management discretion to purchase shares at times and prices it deems appropriate through open market purchases, privately negotiated transactions, tender offers, exchange offers, or otherwise.  It is anticipated that repurchases will be made from time to time depending on market conditions and will be funded using the Group's U.S. cash reserves and cash generated from domestic operations, as well as funds to be borrowed under Applera’s Revolving Credit Agreement, if and when required.

Other risks and uncertainties that may affect Applied Biosystems’ financial performance are detailed in the “Forward-Looking Statements” section of this release.

The comments in the Outlook section of this press release reflect management’s current outlook. Applera does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture

Through December 31, 2005, Celera Diagnostics was a 50/50 joint venture between the Applied Biosystems group of Applera Corporation and Celera Genomics. For the second quarter of fiscal 2006, end-user sales for all products sold through its alliance with Abbott Laboratories, increased 28 percent to $19.1 million from $14.9 million in the same quarter last year, due primarily to increased sales of HCV and HIV RealTime™ assays used on the m2000 system and increased sales of third party high resolution human leukocyte antigen (HLA) products, as well as Celera Diagnostics’ analyte specific reagents for HCV.

During the recently completed quarter, the pre-tax loss decreased to $5.1 million, compared to $8.2 million in the same quarter last year. The smaller pre-tax loss was due to higher revenues and lower R&D and SG&A expenses. Reported revenues differ from end-user sales and consist primarily of equalization payments from Abbott resulting from the profit-sharing arrangement between Abbott and Celera Diagnostics and technology-related revenues. Reported revenues increased to $8.2 million, compared with $7.9 million in the same quarter last year, primarily as a result of higher equalization payments from Abbott. Fluctuation in equalization payments can lead to variability in both reported revenues and gross margins from period to period due to differences in end-user sales of alliance products and operating expenses between the alliance partners. Net cash used during the most recent quarter was $3.1 million, compared to $13.3 million in the second quarter of fiscal 2005, due primarily to the smaller pre-tax loss in the current quarter, and an equalization payment from Abbott and increased working capital requirements in the prior year quarter.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately, approximately at the times indicated below, although the exact timing may be different as the call will proceed without pause between segments:

•	Applied Biosystems Group	11:00 a.m. (ET)
•	Celera Genomics Group	11:45 a.m.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 706.634.4992 (code "Applera") at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the "Investors & Media" section of either www.applera.com or www.celera.com, or the “Investors” section of www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on January 25 until February 12, 2006. Interested parties should call 706.645.9291 and enter conference ID 4084340.

About Applera Corporation and Applied Biosystems
Applera Corporation consists of two operating groups. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, for example in food and the environment. Applied Biosystems is headquartered in Foster City, CA, and reported sales of nearly $1.8 billion during fiscal 2005. The Celera Genomics Group is focused on discovery, development, and commercialization of diagnostic products as well as leveraging its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and is also seeking to advance therapeutic antibody and selected small molecule drug programs in collaboration with global technology and market leaders. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com.

Forward-Looking Statements

Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “planned,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems businesses, including its new activities in the clinical diagnostics instrumentation market, include but are not limited to: (1) rapidly changing technology could adversely affect demand for Applied Biosystems’ products, and its business is dependent on development and customer acceptance of new products; (2) Applied Biosystems’ sales are dependent on customers’ capital spending policies and government-sponsored research; (3) Applied Biosystems’ significant overseas operations, with attendant exposure to fluctuations in the value of foreign currencies; (4) risks associated with Applied Biosystems’ growth strategy, including difficulties in integrating acquired operations or technology; (5) potential liabilities related to the use of hazardous materials; (6) the risk of earthquakes, which could interrupt Applied Biosystems’ operations; (7) risks associated with lawsuits, arbitrations, investigations, and other legal actions with private parties and governmental entities, particularly involving claims for infringement of patents and other intellectual property rights, and the possibility that Applied Biosystems may need to license intellectual property from third parties to avoid or settle such claims; (8) Applied Biosystems’ dependence on the operation of computer hardware, software, and Internet applications and related technology for its businesses, particularly those focused on the development and marketing of information-based products and services; (9) uncertainty that clinical diagnostic instruments to be developed by Applied Biosystems will receive required regulatory clearances and/or will be accepted and adopted by the market, including the risk that these products will not be competitive with products offered by other companies; (10) Applied Biosystems’ reliance on a single supplier or a limited number of suppliers for some key products and key components of some of its products; and (11) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Copyright 2006. Applera Corporation. All Rights Reserved. AB (Design), Applied Biosystems and Celera are registered trademarks, and Applera, Celera Diagnostics, and Celera Genomics are trademarks of Applera Corporation or its subsidiaries in the U. S. and/or certain other countries.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2005	2004 (1)	2005	2004 (1)

Net revenues	$481.9	$463.4	$897.4	$853.7
Cost of sales	219.7	220.3	413.3	403.0

Gross margin	262.2	243.1	484.1	450.7
Selling, general and administrative	135.8	123.1	257.8	237.5
Research, development and engineering	45.2	47.2	86.1	93.0
Employee-related charges, asset impairments and other	0.3	5.2	1.2	12.5
Asset dispositions and legal settlements	3.1	(29.7)	25.9	(38.2)

Operating income	77.8	97.3	113.1	145.9
Interest income, net	3.3	3.5	7.7	5.9
Other income (expense), net	1.2	1.5	2.9	2.0

Income before income taxes	82.3	102.3	123.7	153.8
Provision for income taxes	51.4	29.6	49.7	44.0

Net income	$30.9	$72.7	$74.0	$109.8

Earnings per share analysis

Net income	$30.9	$72.7	$74.0	$109.8
Allocated interperiod taxes(2)	0.5	1.6	(0.7)	1.0

Total net income allocated	31.4	74.3	73.3	110.8
Less dividends declared on common stock	7.8	8.4	16.1	16.7

Undistributed earnings	$23.6	$65.9	$57.2	$94.1

Allocation of basic earnings per share
Basic distributed earnings per share	$0.04	$0.04	$0.09	$0.09
Basic undistributed earnings per share	0.13	0.34	0.29	0.48

Total basic earnings per share	$0.17	$0.38	$0.38	$0.57

Allocation of diluted earnings per share
Diluted distributed earnings per share	$0.04	$0.04	$0.09	$0.09
Diluted undistributed earnings per share	0.13	0.33	0.29	0.47

Total diluted earnings per share	$0.17	$0.37	$0.38	$0.56

Weighted average number of common shares
Basic	185,903,000	195,905,000	190,724,000	195,716,000
Diluted	190,244,000	198,341,000	194,183,000	198,317,000

(1)	Certain prior year amounts have been reclassified for comparative purposes.
(2)	Represents allocation of interperiod taxes to adjust net income for purposes of calculating earnings per share.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
Revenues By Product Categories
(Dollar amounts in millions)
(Unaudited)

	Three months ended December 31,
	2005	2004	Change

DNA Sequencing	$140.7	$142.4	-1%
% of total revenues	29%	31%
Real-Time PCR/Applied Genomics	146.6	133.2	10%
% of total revenues	30%	29%
Mass Spectrometry	119.5	113.8	5%
% of total revenues	25%	24%
Core PCR & DNA Synthesis	47.7	47.2	1%
% of total revenues	10%	10%
Other Product Lines	27.4	26.8	2%
% of total revenues	6%	6%

Total	$481.9	$463.4	4%

	Six months ended December 31,
	2005	2004	Change

DNA Sequencing	$265.6	$259.1	3%
% of total revenues	30%	30%
Real-Time PCR/Applied Genomics	268.4	244.1	10%
% of total revenues	30%	29%
Mass Spectrometry	216.8	202.9	7%
% of total revenues	24%	24%
Core PCR & DNA Synthesis	95.0	94.6	-%
% of total revenues	10%	11%
Other Product Lines	51.6	53.0	-3%
% of total revenues	6%	6%

Total	$897.4	$853.7	5%

Certain prior year amounts have been reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended December 31, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$481.9	$2.1	$8.2	$(2.5)	$489.7
Cost of sales	219.7	1.7	3.5	(1.7)	223.2

Gross margin	262.2	0.4	4.7	(0.8)	266.5
Selling, general and administrative	135.8	6.8	2.0		144.6
Research, development and engineering	45.2	20.9	7.8	(0.8)	73.1
Amortization of intangible assets		0.4			0.4
Employee-related charges, asset impairments and other	0.3				0.3
Asset dispositions and legal settlements	3.1				3.1

Operating income (loss)	77.8	(27.7)	(5.1)	—	45.0
Interest income, net	3.3	5.9			9.2
Other income (expense), net	1.2	(0.2)			1.0
Loss from joint venture		(5.1)		5.1

Income (loss) before income taxes	82.3	(27.1)	(5.1)	5.1	55.2
Provision (benefit) for income taxes	51.4	(9.8)	(1)	(0.5)	41.1

Net income (loss)	$30.9	$(17.3)	$(5.1)	$5.6	$14.1

Net income (loss) per share
Basic	$0.17	$(0.23)
Diluted	$0.17	$(0.23)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended December 31, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$463.4	$8.2	$7.9	$(2.0)	$477.5
Cost of sales	220.3	1.2	4.3	(1.5)	224.3

Gross margin	243.1	7.0	3.6	(0.5)	253.2
Selling, general and administrative	123.1	5.9	3.2		132.2
Research, development and engineering	47.2	25.0	8.6	(0.5)	80.3
Amortization of intangible assets		0.7			0.7
Employee-related charges, asset impairments and other	5.2				5.2
Asset dispositions and legal settlements	(29.7)				(29.7)

Operating income (loss)	97.3	(24.6)	(8.2)	—	64.5
Interest income, net	3.5	3.3			6.8
Other income (expense), net	1.5	(0.4)			1.1
Loss from joint venture		(8.2)		8.2

Income (loss) before income taxes	102.3	(29.9)	(8.2)	8.2	72.4
Provision (benefit) for income taxes	29.6	(10.5)	(1)	(1.6)	17.5

Net income (loss)	$72.7	$(19.4)	$(8.2)	$9.8	$54.9

Net income (loss) per share
Basic	$0.38	$(0.27)
Diluted	$0.37	$(0.27)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

Certain fiscal 2005 amounts have been reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Six Months Ended December 31, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$897.4	$4.2	$15.3	$(5.0)	$911.9
Cost of sales	413.3	2.4	7.2	(3.6)	419.3

Gross margin	484.1	1.8	8.1	(1.4)	492.6
Selling, general and administrative	257.8	13.4	5.3		276.5
Research, development and engineering	86.1	42.7	15.5	(1.5)	142.8
Amortization of intangible assets		1.1			1.1
Employee-related charges, asset impairments and other	1.2				1.2
Asset dispositions and legal settlements	25.9	0.5	0.2		26.6

Operating income (loss)	113.1	(55.9)	(12.9)	0.1	44.4
Gain on investments, net		4.5			4.5
Interest income, net	7.7	11.2			18.9
Other income (expense), net	2.9	(0.2)			2.7
Loss from joint venture		(12.9)		12.9

Income (loss) before income taxes	123.7	(53.3)	(12.9)	13.0	70.5
Provision (benefit) for income taxes	49.7	(19.2)	(1)	0.7	31.2

Net income (loss)	$74.0	$(34.1)	$(12.9)	$12.3	$39.3

Net income (loss) per share
Basic	$0.38	$(0.46)
Diluted	$0.38	$(0.46)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Six Months Ended December 31, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$853.7	$17.9	$17.1	$(4.0)	$884.7
Cost of sales	403.0	3.8	7.5	(2.7)	411.6

Gross margin	450.7	14.1	9.6	(1.3)	473.1
Selling, general and administrative	237.5	12.2	6.1		255.8
Research, development and engineering	93.0	48.6	21.0	(1.2)	161.4
Amortization of intangible assets		1.5			1.5
Employee-related charges, asset impairments and other	12.5	2.8			15.3
Asset dispositions and legal settlements	(38.2)				(38.2)

Operating income (loss)	145.9	(51.0)	(17.5)	(0.1)	77.3
Interest income, net	5.9	6.2			12.1
Other income (expense), net	2.0	1.1		0.1	3.2
Loss from joint venture		(17.5)		17.5

Income (loss) before income taxes	153.8	(61.2)	(17.5)	17.5	92.6
Provision (benefit) for income taxes	44.0	(21.4)	(1)	(1.0)	21.6

Net income (loss)	$109.8	$(39.8)	$(17.5)	$18.5	$71.0

Net income (loss) per share
Basic	$0.57	$(0.54)
Diluted	$0.56	$(0.54)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

Certain fiscal 2005 amounts have been reclassified for comparative purposes.